Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Tony Brady
December 5, 2008	607.433.4189
anthony.brady@wilberbank.com

Wilber Corporation and Wilber National Bank Plan to Help Capitalize Upstate Economy
COMPANY APPLIES TO U.S. TREASURY DEPARTMENT FOR APPROVAL TO
PARTICIPATE IN THE CAPITAL PURCHASE PROGRAM

(Oneonta, New York) – The Wilber Corporation (“the Company”), parent company of Wilber National Bank (“the Bank”), announced that it applied to the U.S. Treasury Department for approval to participate in its Capital Purchase Program (“CPP”).  The Company applied to access up to $12 million of the 5% cumulative preferred stock offered under the CPP.  If approved, this would account for approximately two percent of the Company’s risk-weighted assets. Under the CPP, qualified financial institutions could apply for any amount between one and three percent of their risk weighted assets. The funds provided by the Treasury Department will allow Wilber to continue to expand its lending capabilities in the Capital District and central New York marketplace in accordance with its current growth plans.

The CPP is designed to stimulate the economy by providing healthy, well-capitalized financial institutions with inexpensive capital that can be leveraged in the business and consumer credit markets. Wilber intends to leverage the funds obtained under the CPP to provide much needed loans to the upstate economy, in alignment with the Company’s growth initiatives that were enacted in early 2008.  Douglas Gulotty, Wilber’s President and CEO noted that, “The federal government response to the financial crisis is not perfect, but in a free market economy, subject to regulatory oversight, it is in all likelihood the best combination of direct and indirect action. In modern times credit and liquidity are inseparable; all transactions involve some form of exchange and are dependent on the assumption that the vast majority of contractual promises will be kept. When confidence falters, only the federal government has the ability to effect positive change on the financial markets. That effort can be converted into a change that benefits the average citizen.”

Mr. Gulotty continued, “The Capital Purchase Program is a great source of inexpensive capital which will allow us to continue to fund and support our lending practices and growth initiatives. We plan on fully leveraging these funds to invest another $100 million into our loan and investment portfolios over the next twelve to twenty-four months.  As a healthy, well-capitalized bank who has avoided the subprime mortgage crisis, this is an ideal program for the Bank and it allows us to do our part in keeping the upstate economy moving.”  The Company reported nearly $90 million or 20% net growth in loans outstanding during the first three quarters of 2008, from $445 million at December 31, 2007 to $534 million at September 30, 2008.  Wilber National Bank’s tier 1 to risk-weighted assets ratio and total capital to risk-weighted assets at September 30, 2008 were 10.44% and 11.64%, respectively.  A bank is classified as well-capitalized when its tier 1 to risk-weighted assets ratio exceeds 6.00% and its total capital to risk-weighted assets exceeds 10.00%.

Mr. Gulotty added, “Prior to drawing the CPP funds, we will complete our due diligence on the Treasury Department’s agreements to assure the rights of our current shareholders are adequately preserved.  We believe the CPP, as currently designed, will benefit our shareholders and customers, as well as the central New York economy and its taxpayers.  We do, however, want to have reasonable assurance that the Government’s current and potential future conditions do not restrict our ability to operate the Company in a manner that benefits our existing shareholders or infringes on their rights.”  In order to be able to participate in the CPP, the Company must be authorized to issue preferred stock.  Therefore, the Company must obtain the approval of its shareholders, pursuant to a special meeting, to amend its restated certificate of incorporation to allow for the issuance of preferred stock.

Wilber National Bank has seen significant growth over the past year and is continuing to expand. A new branch opened in April 2008 in Halfmoon, NY and another full service branch opened in Cicero, NY on December 1, 2008.

Joseph Sutaris, the Company’s Executive V.P. and CFO noted that the Company is terminating its publicly announced stock repurchase program effective immediately.  Mr. Sutaris indicated that the Company’s Board of Directors believed that it was prudent to terminate this program in light of the Company’s recent success in growing loans and deposits outstanding.  He also noted that the Board of Directors believed that investments made in the Company’s growth are a better long-term use of the Company’s capital resources than stock repurchases.  In addition, if the CPP funds are drawn by the Company, one of the conditions imposed by the U.S. Treasury Department restricts stock repurchases by the Company.  Under the Company’s stock repurchase plan, which had been in place since 2004, management had the authority to repurchase shares in a private transaction or in the open market subject to certain market rules and SEC restrictions.  Between inception of the plan and its termination the Company repurchased 169,533 shares of common stock at a total cost of $1.788 million.  At the time of termination, management’s remaining stock repurchase authority was $283 thousand.

Mr. Sutaris said, “The Wilber Corporation pays its shareholders a very attractive quarterly dividend and that repurchasing shares at this time would be inconsistent with the Company’s continued expansion plans.”  The Company has declared and paid 103 consecutive quarterly dividends since its formation as a Bank Holding Company in 1983.  During 2008 the Company paid $0.38 per share or $0.095 each quarter to its shareholders of record.  Based on the December 4, 2008 closing stock price of $6.21 per share, the annual dividend yield exceeds 6%.

For more information on The Wilber Corporation or Wilber National Bank, please visit their website at www.wilberbank.com or stop into any one of their locations.

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About Wilber Corporation

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary, Wilber National Bank, serves the financial needs of the communities of central and upstate New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Alternext US (formerly the American Stock Exchange).

About Wilber National Bank

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with twenty-three branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Saratoga, Onondaga and Broome Counties and six loan production offices located in Otsego, Onondaga, Saratoga, Schenectady and Albany counties. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities. The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers. The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division. It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®.  Τhe Bank currently has 309 full time equivalent employees. Additional information about Wilber National Bank can be found at its website: www.wilberbank.com.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

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